Exhibit 23.6

Consent of Independent Petroleum Engineers

We hereby consent to the references to our firm in this Registration Statement on Form S-4 and any amendments thereto (the “Registration Statement”) and to the attachment of our report dated March 22, 2021 to the Registration Statement with respect to the estimates of reserves and future net revenues as of December 31, 2020.

W.D. VON GONTEN & CO.

/s/ William D. Von Gonten, Jr.
William D. Von Gonten, Jr.
President

Houston, Texas
August 23, 2021